Exhibit 99.1

Encorium Group, Inc. Announces One-for-Eight Reverse Stock Split

     Berwyn, PA, February 16, 2010 -- Encorium Group, Inc. (NASDAQ: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced that it had filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware to affect a reverse split of the Company’s common stock in the ratio of one-for-eight. The reverse stock split will be effective on February 16, 2010 at 5:00 p.m. EST. The Company’s common stock will begin trading on the NASDAQ Capital Market at the market opening on February 17, 2010 on a split-adjusted basis. To denote the reverse stock split the Company’s common stock will trade under the stock symbol “ENCOD” for a period of 20 trading days. After 20 trading days the Company’s common stock will resume trading under the symbol “ENCO”.

     On January 8, 2010 the Company’s stockholders approved an amendment to its Certificate of Incorporation, as amended, to affect a reverse stock split of shares of the Company's common stock issued and outstanding at a ratio to be established by our Board of Directors in its discretion of up to one for 10 (but not less than one for three). The Board of Directors approved a one-for-eight split.

     The reverse stock split is intended to enable the per share trading price of the Company's common stock to satisfy the minimum bid price requirement for continued listing set forth in NASDAQ

Marketplace Rule 5550(a)(1). As previously announced, the Company received notice from The NASDAQ Stock Market on September 15, 2009, stating that the minimum bid price of the Company’s common stock was below $1.00 per share for thirty consecutive business days and that it was therefore not in compliance with Marketplace Rule 5550(a)(1). The notification letter gave Encorium until March 15, 2010 to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of Encorium’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days prior to March 15, 2010.

     As a result of the reverse stock split, Encorium stockholders will receive one new share of the Company’s common stock for every eight shares held. All fractional shares which would otherwise result from the reverse stock split will be rounded up to the nearest whole share in lieu of fractional shares, so that no cash will be payable. Registered holders of the Company’s common stock holding stock certificates will receive a letter of transmittal from the Company’s transfer agent, American Stock Transfer & Trust Company, with instructions for the exchange of stock certificates. No action is required by stockholders holding the Company’s common stock in book-entry form.

     Reducing the number of outstanding shares of the Company’s common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of its common stock. Our Board of Directors believes that increasing the per share trading price of our common stock will help ensure the price is increased above, and remains above, the $1.00 bid price required by the NASDAQ listing standard. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split, or that the market price of our common stock will not decrease in the future. In addition, there can be no assurance that the Company will otherwise be able to comply with other applicable listing requirements in order to maintain its listing on the NASDAQ Capital Market. As previously disclosed, on August 25, 2009, Encorium received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, NASDAQ had determined that the Company's stockholders' equity does not comply with the minimum $2.5 million stockholders' equity requirement for continued listing on

The NASDAQ Capital Market as required by NASDAQ Marketplace Rule 5550(b)(1). On October 19, 2009 the Company received a letter from NASDAQ extending to December 8, 2009 the time to regain compliance with Rule 5550(b). NASDAQ has informed that Company that, if at the time of its next periodic report for the year ending December 31, 2009 the Company does not evidence compliance, the Company may be subject to delisting. Based on the Company's preliminary results for the period ending December 31, 2009 the minimum stockholders’ equity will not be met as of that date. If a delisting action is brought against the Company based on the failure to satisfy the stockholders’ equity requirement, the Company may request a hearing before the NASDAQ Listing Qualifications Panel. Such request would stay any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock would remain listed on NASDAQ pending a formal determination by the Panel. However, there can be no assurances that the Panel will grant such request.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that we may not have sufficient funds to operate our business; (ii) our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; and (xiii) uncertainties regarding the availability of additional capital; and (xiv) uncertainties regarding continued listing of our common stock on NASDAQ. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" in the Company Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2009 for a more complete discussion of factors which could cause our actual results and financial position to change.

CONTACT:

Encorium Group, Inc.

Philip L. Calamia, Chief Financial Officer 610-989-4208 www.encorium.com

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